NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: November 10, 2003

CONTACT: Darwin L. Stump - (304) 842-3597

http://www.petd.com

PETROLEUM DEVELOPMENT CORPORATION APPOINTS

DAVID C. PARKE TO FILL BOARD POSITION

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that David C. Parke has been appointed by the Board of Directors to fill the position vacated by Dale G. Rettinger in October. Mr. Rettinger passed away unexpectedly on October 3 after a brief illness.

Mr. Parke recently joined Mufson/Howe/Hunter & Company LLC, an independent investment banking firm focused on the needs of emerging growth and middle market companies, as a founder and Director. Mr. Parke was previously with the corporate finance department of Investec, Inc. and its predecessor Pennsylvania Merchant Group. He specializes in private placements, fairness opinions and mergers and acquisition advisory work for emerging-growth companies. He has managed or participated in numerous public offerings and private placements, which raised over $1 billion for emerging-growth clients. In addition, he has managed mergers and acquisitions assignments ranging in size from $10 million to nearly $300 million. Prior to joining Pennsylvania Merchant Group in 1992, Mr. Parke was in the corporate finance departments of Wheat First Butcher & Singer, now part of Wachovia Securities, and Legg Mason, Inc.

Mr. Parke received his MBA with Honors from The Wharton School of the University of Pennsylvania and graduated summa cum laude and Phi Beta Kappa from Lehigh University with a BS in Finance.

James N. Ryan, CEO of Petroleum Development, said "Mr. Parke will be an excellent addition to our Board. His extensive investment banking experience adds a dimension to the board that will help with future decisions regarding capital markets and financing options. As the lead banker on our 1997 stock offering he already has an excellent understanding of the company, and we have a high regard for his knowledge and business judgment. We are glad that Mr. Parke chose to accept the invitation from our nominating committee, and look forward to working with him in the future."

Under the provisions of the Sarbanes-Oxley Act ("The Act"), Mr. Parke qualifies as an outside director. The Act requires that the public companies have a majority of outside directors on their boards. With the addition of Mr. Parke five of the seven members of the Board will be qualified as outside directors.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) has been named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002 and was added to the Russell 3000 List of companies this year. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597